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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the following Registration Statements of Unocal Corporation, Registration Statements on Form S-8 (Nos. 33-43231, 33-43232 and 33-65461) and Registration Statements on Form S-3 (Nos. 33-54861-01 and 33-63719) of our report, which includes an explanatory paragraph regarding Unocal Corporation's change in their method of accounting for the impairment of long-lived assets and long-lived assets to be disposed of in 1995; for recognizing the reduction in value of its oil and gas properties in 1994; and for postretirement benefits other than pensions and for postemployment benefits in 1993, dated February 14, 1996, except for Note 25, as to which the date is February 16, 1996, which appears on page 59 of this Annual Report on Form 10-K.

COOPERS & LYBRAND L. L. P.
Los Angeles, California
March 28, 1996